October 29, 2025 Constellium Reports Strong Third Quarter 2025 Results; Raises Full Year 2025 Guidance Paris - Constellium SE (NYSE: CSTM) ("Constellium", the "Company" or the “Group”) today reported results for the third quarter and the nine months ended September 30, 2025. Third quarter 2025 highlights: • Shipments of 373 thousand metric tons, up 6% compared to Q3 2024 • Revenue of $2.2 billion, up 20% compared to Q3 2024 • Net income of $88 million compared to net income of $8 million in Q3 2024 • Adjusted EBITDA of $235 million > Includes positive non-cash metal price lag impact of $39 million • Segment Adjusted EBITDA of $90 million at A&T, $82 million at P&ARP, $33 million at AS&I, and $(9) million at H&C • Cash from Operations of $99 million and Free Cash Flow of $30 million • Repurchased 1.7 million shares of the Company stock for $25 million Nine months ended September 30, 2025 highlights: • Shipments of 1.1 million metric tons, up 2% compared to YTD 2024 • Revenue of $6.2 billion, up 11% compared to YTD 2024 • Net income of $162 million compared to net income of $107 million in YTD 2024 • Adjusted EBITDA of $566 million > Includes positive non-cash metal price lag impact of $59 million1 • Segment Adjusted EBITDA of $256 million at A&T1, $217 million at P&ARP, $67 million at AS&I, and $(32) million at H&C • Cash from Operations of $271 million and Free Cash Flow of $68 million • Repurchased 6.5 million shares of the Company stock for $75 million • Leverage of 3.1x at September 30, 2025 Media Contacts Investor Relations Communications Jason Hershiser Delphine Dahan-Kocher Phone: +1 443 988-0600 Phone: +1 443 420 7860 investor-relations@constellium.com delphine.dahan-kocher@constellium.com 1 1 During the third quarter of 2025, the Company identified and corrected certain immaterial errors affecting metal price lag and the resulting Segment Adjusted EBITDA for the A&T segment for certain prior periods in 2025 and 2024. See page 8 and 9 for more details.

Other highlights: • Constellium announced it appointed Ingrid Joerg as its new Chief Executive Officer, effective January 1, 2026; Jean-Marc Germain to retire his role as Chief Executive Officer of Constellium, effective December 31, 2025 Jean-Marc Germain, Constellium’s Chief Executive Officer said, “I am very pleased with the strong execution and results our team delivered in the quarter despite the uncertain macroeconomic environment. Looking across our end markets, packaging demand remained healthy in the quarter, and we continued to benefit from improved operational performance at Muscle Shoals. Aerospace demand remained stable though commercial aerospace OEMs continued to deal with supply chain challenges. Automotive demand remained weak in Europe and relatively stable in North America. Industrial market conditions in North America and Europe became more stable, and our shipments in Europe improved in the quarter given the post-flood recovery in Valais. We delivered record third quarter Adjusted EBITDA and strong Free Cash Flow of $30 million in the quarter. We also reduced our leverage to 3.1x, and we repurchased 1.7 million shares for $25 million during the quarter.” Mr. Germain concluded, “We expect recent demand trends in our end markets to continue through the remainder of 2025 and the overall macroeconomic environment to remain relatively stable, and we expect to benefit from recent market dynamics, including improved scrap spreads in North America. While the tariff and international trade situation remains fluid, given our strong performance year-to-date and based on our current outlook, we are raising our guidance for 2025 and now expect Adjusted EBITDA to be in the range of $670 million to $690 million, excluding the non-cash impact of metal price lag, and Free Cash Flow to remain in excess of $120 million. We also remain confident in our ability to deliver on our long-term target of Adjusted EBITDA of $900 million, excluding the non-cash impact of metal price lag, and Free Cash Flow of $300 million, in 2028. Our focus remains on executing our strategy, driving operational performance, generating Free Cash Flow and increasing shareholder value.” 2

Group Summary

	Q3 2025	Q3 2024	Var.	YTD 2025	YTD 2024	Var.
Shipments (k metric tons)	373	352	6%	1,130	1,110	2%
Revenue ($ millions)	2,166	1,802	20%	6,248	5,614	11%
Net income ($ millions)	88	8	n.m.	162	107	51%
Adjusted EBITDA ($ millions)	235	127	85%	566	498	14%
Metal price lag (non-cash) ($ millions)	39	(5)	n.m.	59	22	n.m.

The difference between the sum of reported segment revenue and total group revenue includes revenue from certain non-core activities and inter-segment eliminations. The difference between the sum of reported Segment Adjusted EBITDA and the Group Adjusted EBITDA is related to Holdings and Corporate and the non-cash impact of metal price lag.

For the third quarter of 2025, shipments of 373 thousand metric tons increased 6% compared to the third quarter of 2024 due to higher shipments in all of our operating segments. Revenue of $2.2 billion increased 20% compared to the third quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices. Net income of $88 million increased $80 million compared to net income of $8 million in the third quarter of 2024. Adjusted EBITDA of $235 million increased $108 million compared to Adjusted EBITDA of $127 million in the third quarter of 2024 due to stronger results in all of our operating segments, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation, partially offset by higher costs in our H&C segment.

For the first nine months of 2025, shipments of 1.1 million metric tons were up 2% compared to the first nine months of 2024 due to higher shipments in the P&ARP segment, partially offset by lower shipments in the A&T and AS&I segments. Revenue of $6.2 billion increased 11% compared to the first nine months of 2024 due to higher shipments and higher revenue per ton, including higher metal prices. Net income of $162 million increased $55 million compared to net income of $107 million in the first nine months of 2024. Adjusted EBITDA of $566 million increased $68 million compared to the first nine months of 2024 primarily due to stronger results in our A&T and P&ARP segments, a favorable change in the non-cash metal price lag impact, and favorable foreign exchange translation, partially offset by weaker results in our AS&I segment and higher costs in our H&C segment.

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Results by Segment

Aerospace & Transportation (A&T)

	Q3 2025	Q3 2024	Var.	YTD 2025	YTD 2024	Var.
Shipments (k metric tons)	50	48	4%	154	165	(7)%
Revenue ($ millions)	481	421	14%	1,441	1,386	4%
Segment Adjusted EBITDA ($ millions)	90	54	67%	256	235	9%
Segment Adjusted EBITDA per metric ton ($)	1,807	1,122	61%	1,662	1,422	17%

For the third quarter of 2025, Segment Adjusted EBITDA of $90 million increased 67% compared to the third quarter of 2024 primarily due to higher shipments, favorable price and mix, lower operating costs and favorable foreign exchange translation. The third quarter of 2024 included an $8 million negative impact from the flood in Valais. Shipments of 50 thousand metric tons increased 4% compared to the third quarter of 2024 due to higher shipments of transportation, industry and defense (TID) rolled products, partially offset by lower shipments of aerospace rolled products. Revenue of $481 million increased 14% compared to the third quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

For the first nine months of 2025, Segment Adjusted EBITDA of $256 million increased 9% compared to the first nine months of 2024 primarily due to lower operating costs and favorable foreign exchange translation, partially offset by lower shipments and unfavorable price and mix. The first nine months of 2024 included an $8 million negative impact from the flood in Valais. Shipments of 154 thousand metric tons decreased 7% compared to the first nine months of 2024 due to lower shipments of aerospace and TID rolled products. Revenue of $1.4 billion increased 4% compared to the first nine months of 2024 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

Packaging & Automotive Rolled Products (P&ARP)

	Q3 2025	Q3 2024	Var.	YTD 2025	YTD 2024	Var.
Shipments (k metric tons)	275	261	5%	820	787	4%
Revenue ($ millions)	1,307	1,090	20%	3,729	3,187	17%
Segment Adjusted EBITDA ($ millions)	82	72	14%	217	186	17%
Segment Adjusted EBITDA per metric ton ($)	298	275	8%	265	236	12%

For the third quarter of 2025, Segment Adjusted EBITDA of $82 million increased 14% compared to the third quarter of 2024 primarily due to higher shipments and improved Muscle Shoals performance, favorable price and mix and favorable foreign exchange translation,

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partially offset by higher operating costs including the impact from tariffs. Shipments of 275 thousand metric tons increased 5% compared to the third quarter of 2024 due to higher shipments of packaging rolled products, partially offset by lower shipments of automotive and specialty rolled products. Revenue of $1.3 billion increased 20% compared to the third quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

For the first nine months of 2025, Segment Adjusted EBITDA of $217 million increased 17% compared to the first nine months of 2024 primarily due to higher shipments and improved Muscle Shoals performance, favorable price and mix, lower operating costs and favorable foreign exchange translation, partially offset by unfavorable metal costs. Shipments of 820 thousand metric tons increased 4% compared to the first nine months of 2024 due to higher shipments of packaging rolled products, partially offset by lower shipments of automotive and specialty rolled products. Revenue of $3.7 billion increased 17% compared to the first nine months of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

Automotive Structures & Industry (AS&I)

	Q3 2025	Q3 2024	Var.	YTD 2025	YTD 2024	Var.
Shipments (k metric tons)	48	42	14%	155	157	(1)%
Revenue ($ millions)	409	323	27%	1,211	1,103	10%
Segment Adjusted EBITDA ($ millions)	33	7	371%	67	70	(4)%
Segment Adjusted EBITDA per metric ton ($)	683	165	314%	431	445	(3)%

For the third quarter of 2025, Segment Adjusted EBITDA of $33 million increased 371% compared to the third quarter of 2024 primarily due to higher shipments and favorable price and mix, mainly due to net customer compensation for underperformance of an automotive program, partially offset by the unfavorable impact from tariffs. The third quarter of 2024 included a $10 million negative impact from the flood in Valais. Shipments of 48 thousand metric tons increased 14% compared to the third quarter of 2024 mainly due to higher shipments of other extruded products following a recovery from the flood in Valais last year, partially offset by lower shipments of automotive extruded products. Revenue of $409 million increased 27% compared to the third quarter of 2024 due to higher shipments and higher revenue per ton, including higher metal prices.

For the first nine months of 2025, Segment Adjusted EBITDA of $67 million decreased 4% compared to the first nine months of 2024 primarily due to lower shipments, unfavorable price and mix and the unfavorable impact from tariffs, partially offset by net customer compensation for underperformance of an automotive program and lower operating costs. The first nine months of 2024 included a $10 million negative impact from the flood in Valais. Shipments of 155 thousand metric tons decreased 1% compared to the first nine months of 2024 mainly due to lower shipments of automotive extruded products, mostly offset by higher shipments of other extruded products following a recovery from the flood in Valais last year. Revenue of $1.2 billion

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increased 10% compared to the first nine months of 2024 due to higher revenue per ton, including higher metal prices, partially offset by lower shipments.

The following table reconciles the total of our segments' measures of profitability to the group's net income:

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	2025	2024	2025	2024
A&T	90	54	256	235
P&ARP	82	72	217	186
AS&I	33	7	67	70
Holdings and Corporate	(9)	(2)	(32)	(15)
Segment Adjusted EBITDA	**196**	**131**	**507**	**476**
Metal price lag	39	(5)	59	22
Adjusted EBITDA	**235**	**127**	**566**	**498**
Other adjustments	(82)	(77)	(239)	(262)
Finance costs - net	(27)	(31)	(83)	(83)
Income before tax	**126**	**19**	**244**	**153**
Income tax expense	(38)	(11)	(82)	(46)
Net income	**88**	**8**	**162**	**107**

Reconciled items excluded from our Segment Adjusted EBITDA include the following:

Metal price lag

Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

For the third quarter of 2025, the first nine months of 2025, and the first nine months of 2024, metal price lag was positive, which reflects prices for primary aluminum increasing during the period. For the third quarter of 2024, metal price lag was negative, which reflects prices for primary aluminum decreasing during the period.

Other adjustments are detailed in the Reconciliation of net income to Adjusted EBITDA table on page 17.

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Net Income For the third quarter of 2025, net income of $88 million compares to net income of $8 million in the third quarter of the prior year. The increase in net income is primarily related to higher gross profit (revenue less cost of sales, excluding depreciation and amortization) and favorable changes in other gains and losses, partially offset by higher selling and administrative expenses and income tax expense. For the first nine months of 2025, net income of $162 million compares to net income of $107 million in the first nine months of the prior year. The increase in net income is primarily related to higher gross profit and favorable changes in other gains and losses, partially offset by higher depreciation and amortization, and higher selling and administrative expenses and income tax expense. Cash Flow Free Cash Flow was $68 million in the first nine months of 2025 compared to $(15) million in the first nine months the prior year. The increase in Free Cash Flow was primarily due to higher Segment Adjusted EBITDA, lower capital expenditures and lower cash taxes, partially offset by an unfavorable change in working capital and higher cash interest. Cash flows from operating activities were $271 million for the first nine months of 2025 compared to cash flows from operating activities of $240 million in the first nine months of the prior year. Cash flows used in investing activities were $200 million for the first nine months of 2025 compared to cash flows used in investing activities of $188 million in the first nine months of the prior year, which included the collection of deferred purchase price receivables of $63 million. Cash flows used in financing activities were $103 million for first nine months of 2025 compared to cash flows used in financing activities of $106 million in the first nine months of the prior year. During the first nine months of 2025, the Company repurchased 6.5 million shares of the Company stock for $75 million. During the first nine months of 2024, the Company repurchased 3.1 million shares of the Company stock for $60 million. Liquidity and Net Debt Liquidity at September 30, 2025 was $831 million, comprised of $122 million of cash and cash equivalents and $709 million available under our committed lending facilities and factoring arrangements. Net debt was $1,891 million at September 30, 2025 compared to $1,776 million at December 31, 2024. 7

Outlook Based on our current outlook, for 2025 we expect Adjusted EBITDA, which excludes the non- cash impact of metal price lag, to be in the range of $670 million to $690 million and Free Cash Flow to remain in excess of $120 million. For 2028, we expect Adjusted EBITDA, which excludes the non-cash impact of metal price lag, of $900 million and Free Cash Flow of $300 million. We are not able to provide a reconciliation of this Adjusted EBITDA guidance to net income, the comparable GAAP measure, because certain items that are excluded from Adjusted EBITDA cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude of realized and unrealized gains and losses on derivative instruments, impairment or restructuring charges, or taxes without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income in the future. Recent Developments In August 2025, Constellium completed the divestment of its Nanjing Automotive Structures plant to a local Chinese investment holding company. With approximately 30 employees, the Nanjing facility produces structural automotive components. The terms of the transaction will remain confidential. Revision of certain disclosures in previously issued financial statements During the third quarter of 2025, the Group identified and corrected certain immaterial errors affecting metal price lag and the resulting Segment Adjusted EBITDA for the A&T segment for certain prior periods in 2025 and 2024. The errors resulted from misclassification of certain items within Cost of sales, which did not impact either the overall Cost of sales or the Group’s consolidated income statements but did impact the non-cash metal price lag and the resulting Segment Adjusted EBITDA for the A&T segment. The Group assessed the materiality of these errors on a quantitative and qualitative basis and concluded that the corrections were not material to any previously issued interim or annual consolidated financial statements. Accordingly, the affected prior period amounts presented in this filing, or that will be presented in prospective filings, have been revised. The impact of these revisions is presented below: 8

(in millions of U.S. dollars)	Three months ended June 30, 2024			Three months ended September 30, 2024		
	As published	Adjustment	Revised	Before adjustment	Adjustment	Revised
A&T	90	4	94	53	1	54
P&ARP	66		66	72		72
AS&I	30		30	7		7
H&C	(6)		(6)	(2)		(2)
Segment Adjusted EBITDA	**180**	**4**	**184**	**130**	**1**	**131**
Metal price lag	45	(4)	41	(4)	(1)	(5)

(in millions of U.S. dollars)	Three months ended December 31, 2024			Year ended December 31, 2024		
	Before adjustment	Adjustment	Revised	As published	Adjustment	Revised
A&T	56	2	58	285	7	292
P&ARP	56		56	242		242
AS&I	4		4	74		74
H&C	(18)		(18)	(33)		(33)
Segment Adjusted EBITDA	**98**	**2**	**100**	**568**	**7**	**575**
Metal price lag	27	(2)	25	55	(7)	48

(in millions of U.S. dollars)	Three months ended March 31, 2025			Three months ended June 30, 2025		
	As published	Adjustment	Revised	As published	Adjustment	Revised
A&T	75	7	82	78	6	84
P&ARP	60		60	74		74
AS&I	16		16	18		18
H&C	(11)		(11)	(12)		(12)
Segment Adjusted EBITDA	**140**	**7**	**147**	**159**	**6**	**165**
Metal price lag	46	(7)	39	(13)	(6)	(19)

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Forward-looking statements Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may contain “forward-looking statements” with respect to our business, results of operations and financial condition, and our expectations or beliefs concerning future events and conditions. You can identify forward-looking statements because they contain words such as, but not limited to, “believes,” “expects,” “may,” “should,” “approximately,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could” and similar expressions (or the negative of these terminologies or expressions). All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets, while others are more specific to our business and operations. These risks and uncertainties include, but are not limited to: market competition; economic downturn or industry specific conditions including the impacts of tax and tariff programs, inflation, foreign currency exchange, and industry consolidation; disruption to business operations; natural disasters including severe flooding and other weather-related events; the conflict between Russia and Ukraine and other geopolitical tensions; the inability to meet customer demand and quality requirements; the loss of key customers, suppliers or other business relationships; supply disruptions; excessive inflation; the capacity and effectiveness of our hedging policy activities; the loss of key employees; levels of indebtedness which could limit our operating flexibility and opportunities; and other risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, and as described from time to time in subsequent reports filed with the U.S. Securities and Exchange Commission. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Consequently, actual results may differ materially from the forward-looking statements contained in this press release. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. About Constellium Constellium (NYSE: CSTM) is a global sector leader that develops innovative, value-added aluminum products for a broad scope of markets and applications, including aerospace, packaging and automotive. Constellium generated $7.3 billion of revenue in 2024. Constellium’s earnings materials for the third quarter ended September 30, 2025 are also available on the company’s website (www.constellium.com). 10

Non-GAAP measures In addition to the results reported in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), this press release includes information regarding certain financial measures which are not prepared in accordance with U.S. GAAP (“non-GAAP measures”). The non-GAAP measures used in this press release are: Adjusted EBITDA, Free Cash Flow and Net debt. Reconciliations to the most directly comparable U.S. GAAP financial measures are presented in the schedules to this press release. We believe these non-GAAP measures are important supplemental measures of our operating and financial performance. By providing these measures, together with the reconciliations, we believe we are enhancing investors’ understanding of our business, our results of operations and our financial position, as well as assisting investors in evaluating the extent to which we are executing our strategic initiatives. However, these non-GAAP financial measures supplement our U.S. GAAP disclosures and should not be considered an alternative to the U.S. GAAP measures and may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to profit or loss for the period, revenues or operating cash flows determined in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure to Adjusted EBITDA is our net income or loss for the relevant period. Adjusted EBITDA is defined as income / (loss) from continuing operations before income taxes, results from joint ventures, net finance costs, other expenses and depreciation and amortization as adjusted to exclude restructuring costs, impairment charges, unrealized gains or losses on derivatives and on foreign exchange differences on transactions which do not qualify for hedge accounting, share based compensation expense, non-operating gains / (losses) on pension and other post-employment benefits, factoring expenses, effects of certain purchase accounting adjustments, start-up and development costs or acquisition, integration and separation costs, certain incremental costs and other exceptional, unusual or generally non-recurring items. We believe Adjusted EBITDA is useful to investors as it illustrates the underlying performance of continuing operations by excluding certain non-recurring and non-operating items. Similar concepts of Adjusted EBITDA are frequently used by securities analysts, investors and other stakeholders in their evaluation of our company and in comparison, to other companies, many of which present an Adjusted EBITDA-related performance measure when reporting their results. Free Cash Flow is defined as net cash flow from operating activities, less capital expenditures, net of property, plant and equipment inflows. Management believes that Free Cash Flow is a useful measure of the net cash flow generated or used by the business as it takes into account both the cash generated or consumed by operating activities, including working capital, and the capital expenditure requirements of the business. However, Free Cash Flow is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to operating cash flows determined in accordance with U.S. GAAP. Free Cash Flow has certain inherent limitations, including the fact that it does not represent residual cash flows available for discretionary spending, notably because it does not reflect principal repayments required in connection with our debt or capital lease obligations. 11

Net debt is defined as debt plus or minus the fair value of cross currency basis swaps net of margin calls less cash and cash equivalents and cash pledged for the issuance of guarantees. Management believes that Net debt is a useful measure of indebtedness because it takes into account the cash and cash equivalent balances held by the Company as well as the total external debt of the Company. Net debt is not a presentation made in accordance with U.S. GAAP and should not be considered as an alternative to debt determined in accordance with U.S. GAAP. Leverage is defined as Net debt divided by last twelve months Segment Adjusted EBITDA, which excludes the non-cash impact of metal price lag. 12

CONSOLIDATED INCOME STATEMENTS (unaudited) Three months ended September 30, Nine months ended September 30, (in millions of U.S. dollars) 2025 2024 2025 2024 Revenue 2,166 1,802 6,248 5,614 Cost of sales (excluding depreciation and amortization) (1,852) (1,597) (5,408) (4,884) Depreciation and amortization (84) (76) (244) (227) Selling and administrative expenses (85) (66) (251) (221) Research and development expenses (12) (11) (37) (39) Other gains and losses - net 20 (2) 19 (7) Finance costs - net (27) (31) (83) (83) Income before tax 126 19 244 153 Income tax expense (38) (11) (82) (46) Net income 88 8 162 107 Attributable to: Equity holders of Constellium 88 7 161 104 Non-controlling interests — 1 1 3 Net income 88 8 162 107 Earnings per share attributable to the equity holders of Constellium (in dollars) Basic 0.63 0.05 1.14 0.72 Diluted 0.62 0.05 1.13 0.70 Weighted average number of shares, (in thousands) Basic 138,669 145,492 140,655 146,184 Diluted 140,525 147,241 142,280 148,892 13

CONSOLIDATED BALANCE SHEETS (unaudited) (in millions of U.S. dollars, except share data) At September 30, 2025 At December 31, 2024 Assets Current assets Cash and cash equivalents 122 141 Trade receivables and other, net 819 486 Inventories 1,366 1,181 Fair value of derivatives instruments and other financial assets 46 26 Total current assets 2,353 1,834 Non-current assets Property, plant and equipment, net 2,572 2,408 Goodwill 47 46 Intangible assets, net 90 97 Deferred tax assets 257 311 Trade receivables and other, net 38 36 Fair value of derivatives instruments 18 2 Total non-current assets 3,022 2,900 Total assets 5,375 4,734 Liabilities Current liabilities Trade payables and other 1,711 1,309 Current portion of long-term debt 38 39 Fair value of derivatives instruments 18 33 Income tax payable 21 18 Pension and other benefit obligations 24 22 Provisions 30 25 Total current liabilities 1,842 1,446 Non-current liabilities Trade payables and other 160 156 Long-term debt 1,974 1,879 Fair value of derivatives instruments 3 21 Pension and other benefit obligations 385 375 Provisions 94 91 Deferred tax liabilities 54 39 Total non-current liabilities 2,670 2,561 Total liabilities 4,512 4,007 Commitments and contingencies Shareholder's equity Ordinary shares, par value €0.02, 146,819,884 shares issued at September 30, 2025 and 2024 4 4 Additional paid in capital 513 513 Accumulated other comprehensive income 21 (14) Retained earnings and other reserves 307 203 Equity attributable to equity holders of Constellium 845 706 Non-controlling interests 18 21 Total equity 863 727 Total equity and liabilities 5,375 4,734 14

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Three months ended September 30, Nine months ended September 30, (in millions of U.S. dollars) 2025 2024 2025 2024 Net income 88 8 162 107 Adjustments Depreciation and amortization 84 76 244 227 Impairment of assets — 5 — 13 Pension and other long-term benefits 3 2 7 6 Finance costs - net 27 31 83 83 Income tax expense 38 11 82 46 Unrealized (gains) on derivatives - net and from remeasurement of monetary assets and liabilities - net (14) (19) (38) (20) Losses on disposal — 2 1 3 Other - net 14 6 36 32 Changes in working capital Inventories (44) (33) (109) (60) Trade receivables (19) 83 (280) (158) Trade payables (20) (40) 221 124 Other 2 (11) 7 (15) Change in provisions 1 5 (1) 3 Pension and other long-term benefits paid (19) (20) (44) (42) Interest paid (30) (26) (83) (72) Income tax paid (12) (15) (17) (37) Net cash flows from operating activities 99 65 271 240 Purchases of property, plant and equipment (75) (104) (221) (262) Property, plant and equipment inflows 6 — 18 7 Collection of deferred purchase price receivable — 23 2 63 Acquisition of subsidiaries net of cash acquired — 3 — 3 Other investing activities — 1 1 1 Net cash flows used in investing activities (69) (77) (200) (188) Repurchase of ordinary shares (25) (21) (75) (60) Proceeds from issuance of long-term debt — 674 — 674 Repayments of long-term debt (2) (685) (5) (690) Net change in revolving credit facilities and short-term debt (11) 1 17 1 Finance lease repayments (2) (1) (5) (6) Payment of financing costs and redemption fees — (14) — (14) Transactions with non-controlling interests (3) (1) (7) (4) Other financing activities 2 (8) (28) (7) Net cash flows used in financing activities (41) (55) (103) (106) Net decrease in cash and cash equivalents (11) (67) (32) (54) Cash and cash equivalents - beginning of the period 133 228 141 223 Net decrease in cash and cash equivalents (11) (67) (32) (54) Effect of exchange rate changes on cash and cash equivalents — 9 13 1 Cash and cash equivalents - end of period 122 170 122 170 15

SEGMENT ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	2025	2024	2025	2024
A&T	90	54	256	235
P&ARP	82	72	217	186
AS&I	33	7	67	70
Holdings and Corporate	(9)	(2)	(32)	(15)

SHIPMENTS AND REVENUE BY PRODUCT LINE

	Three months ended September 30,		Nine months ended September 30,	
(in k metric tons)	2025	2024	2025	2024
Aerospace rolled products	21	23	67	75
Transportation, industry, defense and other rolled products	29	25	88	90
Packaging rolled products	215	193	631	567
Automotive rolled products	56	64	175	204
Specialty and other thin-rolled products	4	5	14	17
Automotive extruded products	27	29	88	98
Other extruded products	21	15	68	60
Total shipments	**373**	**352**	**1,130**	**1,110**

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	2025	2024	2025	2024
Aerospace rolled products	265	250	798	798
Transportation, industry, defense and other rolled products	216	170	643	588
Packaging rolled products	984	756	2,764	2,156
Automotive rolled products	298	305	883	936
Specialty and other thin-rolled products	26	29	81	95
Automotive extruded products	259	228	742	742
Other extruded products	150	95	470	361
Other and inter-segment eliminations	(31)	(32)	(133)	(62)
Total Revenue by product line	**2,166**	**1,802**	**6,248**	**5,614**

Amounts may not sum due to rounding.

Constellium
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NON-GAAP MEASURES

Reconciliation of net income to Adjusted EBITDA (a non-GAAP measure)

	Three months ended September 30,		Nine months ended September 30,	
(in millions of U.S. dollars)	**2025**	**2024**	**2025**	**2024**
Net income	**88**	**8**	**162**	**107**
Income tax expense	38	11	82	46
Finance costs - net	27	31	83	83
Expenses on factoring arrangements	5	6	16	16
Depreciation and amortization	84	76	244	227
Impairment of assets (B)	—	5	—	13
Restructuring costs	1	4	3	7
Unrealized gains on derivatives	(13)	(19)	(34)	(19)
Unrealized exchange (gains) / losses from the remeasurement of monetary assets and liabilities – net	(1)	1	(1)	(1)
Pension and other post-employment benefits - non - operating gains	(3)	(3)	(10)	(10)
Share based compensation costs	7	5	20	18
Losses / (gains) on disposal	—	2	1	3
Other (C)	2	—	—	8
Adjusted EBITDA[1]	**235**	**127**	**566**	**498**
of which Metal price lag (A)	*39*	*(5)*	*59*	*22*

[1]Adjusted EBITDA includes the non-cash impact of metal price lag

(A) Metal price lag represents the financial impact of the timing difference between when aluminum prices included within Constellium's Revenue are established and when aluminum purchase prices included in Cost of sales are established, which is a non-cash financial impact. The calculation of metal price lag adjustment is based on a standardized methodology applied at each of Constellium's manufacturing sites. Metal price lag is calculated as the average value of product purchased in the period, approximated at the market price, less the value of product in inventory at the weighted average of metal purchased over time, multiplied by the quantity sold in the period.

(B) For the three and nine months ended September 30, 2024, impairment related to property, plant and equipment in our Valais (Switzerland) operations.

(C) For the nine months ended September 30, 2025, Other mainly includes $9 million of insurance proceeds and $8 million of clean-up costs related to the flooding of our facilities in Valais (Switzerland). For the nine months ended September 30, 2024, Other mainly includes $6 million of inventory impairment as a result of the flooding of our facilities in Valais (Switzerland) as well as $4 million of costs associated with non-recurring corporate transformation projects, partially offset by a $2 million gain from the acquisition of the non-controlling interests of Railtech Alu-Singen.

Constellium
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Reconciliation of net cash flows from operating activities to Free Cash Flow (a non-GAAP measure) Three months ended September 30, Nine months ended September 30, (in millions of U.S. dollars) 2025 2024 2025 2024 Net cash flows from operating activities 99 65 271 240 Purchases of property, plant and equipment (75) (104) (221) (262) Property, plant and equipment inflows 6 — 18 7 Free Cash Flow 30 (39) 68 (15) Reconciliation of borrowings to Net debt (a non-GAAP measure) (in millions of U.S. dollars) At September 30, 2025 At December 31, 2024 Debt 2,012 1,918 Fair value of cross currency basis swaps, net of margin calls 1 (1) Cash and cash equivalents (122) (141) Net debt 1,891 1,776 18